EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WEGENER REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2006

(January 17, 2006) - DULUTH, Georgia - Wegener Corporation (Nasdaq: WGNR), a leading provider of television, audio and data distribution networks worldwide, today announced financial results for the first quarter ended December 2, 2005.

First quarter revenues for 2006 were $5.0 million, resulting in a net loss of ($643,000) or $(0.05) per share. This compares to revenues of $6.4 million for the first quarter of fiscal 2005, resulting in net earnings of $112,000, or $0.01 per share. The eighteen (18) month backlog on December 2, 2005, was $15.4 million. The total backlog at quarter end was $28.3 million.

“Despite the lower revenues in the first quarter of this year, I am very optimistic about our future,” stated Robert Placek, WEGENER CEO and Chairman of the Board. “Bookings for the first quarter were strong at approximately $9.0 million, resulting in a 52% increase in eighteen month backlog from the fourth quarter of fiscal 2005. The increase in backlog demonstrates the growing demand for our newly developed technology and validates our strategic investments in these markets. We anticipate the majority of the new backlog will be recognized as revenue when we begin shipments toward the end of fiscal 2006 and into fiscal 2007. We look forward to generating additional orders throughout the year as these products get nearer to our expected market release dates. As a result, although we continue to believe we will generate an operating loss for the majority of fiscal 2006 while these developments continue, we remain optimistic about our strategic investment payback in the years to come.”

“We are well positioned to continue to gain market share in these rising markets with the exciting new products we are introducing this year,” stated Ned Mountain, COO and President of WEGENER. “We continue to execute our market penetration strategy into multiple markets, including the high growth IPTV market. Additionally, there is a high degree of interest and growing acceptance throughout the industry and our customer base for MPEG-4 and high definition technology. As a market leader in these new technologies we look forward to gaining revenue momentum throughout this year and beyond with new and existing customers.”

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER's patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or at www.wegener.com.

COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding future sales, income and cash flows. Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2006 and beyond, and success of the Company’s research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results. Forward-looking statements speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

WEGENER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in $000's except share data)

	December 2,	September 2,
	2005	2005
Assets	(Unaudited)

Current Assets
Cash and cash equivalents	$193	$1,107
Accounts receivable	3,599	2,309
Inventories	4,201	3,957
Other	224	231

Total current assets	8,217	7,604

Property and equipment, net	2,425	2,521
Capitalized software costs, net	1,745	1,766
Other assets	891	911

	$13,278	$12,802

Liabilities and Shareholder's Equity

Current liabilities
Accounts payable	$1,505	$891
Accrued expenses	2,534	2,432
Customer deposits	1,945	1,554

Total current liabilities	5,984	4,877

Commitments and contingencies

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares
authorized; 12,579,051 and 12,579,051 shares
respectively, issued and outstanding	126	126
Additional paid-in capital	19,904	19,892
Deficit	(12,736)	(12,093)

Total shareholders’ equity	7,294	7,925

	$13,278	$12,802

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data
(in $000's except per share amounts)
(Unaudited)

	Three Months Ended

	December 2,	December 3,
	2005	2004

Revenue	$4,985	$6,406

(Loss) earnings before
income taxes	(643)	174

Income tax expense	—	62

Net (loss) earnings	$(643)	$112

Net (loss) earnings per share
Basic	$(0.05)	$0.01
Diluted	$(0.05)	$0.01

Shares used in per share calculation
Basic	12,579	12,536
Diluted	12,579	12,703

________________________________________
CONTACT:
C. Troy Woodbury, Jr.
Treasurer and Chief Financial Officer
Wegener Corporation
(770) 814-4000
FAX (770) 623-9648
info@wegener.com